Exhibit 99.1

BioTelemetry, Inc. to Acquire Geneva Healthcare, Inc.
Creates Most Comprehensive Connected Health Solution in Cardiology Market
Malvern, PA - January 28, 2019 - BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, and Geneva Healthcare, Inc. (“Geneva”), the leading provider of remote monitoring for implantable cardiac devices are pleased to announce that the companies have entered into a definitive merger agreement whereby BioTelemetry will acquire Geneva. An early stage company, Geneva has developed a proprietary cloud-based platform that aggregates data from the leading device manufacturer systems, enabling the company to remotely monitor all of a physician’s patients with implantable cardiac devices such as pacemakers, defibrillators and loop recorders. Geneva’s platform provides physicians a single portal to order patient monitoring, view monitoring results and request routine device checks, helping drive significant in-office efficiencies and patient compliance while allowing physicians to focus on patient care.
Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, commented: “We are extremely excited about the combination of these two market-leading, technology-enabled service providers. Just as we revolutionized remote cardiac outpatient monitoring, with our MCOT service and platform, Geneva is transforming the way physician offices consolidate and manage the monitoring of implantable cardiac devices. We believe the enhanced offering this merger creates will provide tremendous benefit to the thousands of clients we serve and will further solidify our leadership position in remote cardiac monitoring.”
Yuri Sudhakar, Chief Executive Officer of Geneva added, “We are excited to join forces with a company that has established sustained success as a healthcare service provider in the same market that we serve. Cardiology providers are looking for strategic solutions to improve patient care and workflow. We provide these solutions by leveraging technology to deliver better patient care and a better patient experience. We think this powerful combination of complimentary tech-enabled services provides Geneva the necessary resources to significantly expand our reach in the over $1.0 billion domestic implantable cardiac device monitoring market, delivering the much-needed benefits of our technology and service to cardiac practices, physicians and patients.”
In 2018, their first full year of commercialization, Geneva generated approximately $6 million of revenue and reached profitability by year end.
Transaction Details
BioTelemetry will acquire Geneva for upfront consideration of $45.0 million in cash with additional performance-based earn-out consideration of no less than $20.0 million. Pursuant to the agreement, Geneva shareholders may elect to receive the earn-out payment in cash, stock or some combination of cash and stock. BioTelemetry will fund the transaction with either cash on hand, debt or equity or some combination thereof. The transaction, which has been approved by both Boards of Directors, is expected to close in the first quarter of 2019 and is subject to customary closing conditions, including the approval of Geneva’s securityholders representing at least 90%

of the company’s issued and outstanding equity securities.
About BioTelemetry
BioTelemetry, Inc. is the leading remote and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care. We provide cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging and original equipment manufacturing that serves both the Healthcare and Clinical Research industries. More information can be found at www.gobio.com.
About Geneva Healthcare
Founded by a team of cardiologists and technologists, Geneva Healthcare transforms cardiac device data into actionable information to improve clinical workflow and patient care for electrophysiologist practices across the country. It is the only solution offering to combine a patent-pending enterprise cloud-based platform and a high-quality service for remote monitoring of implantable cardiac devices. Learn more at www.genevahealthsolutions.com.
Cautionary Statement Regarding Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about both our beliefs and expectations regarding the closing and financing of the proposed merger with Geneva, including Geneva’s actual and expected annualized revenue and profitability and the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. For further details and a discussion of risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Forms 10-K and 10-Q. Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.
We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com